Filed pursuant to Rule 424(b)(3)

Registration No. 333-264416

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated September 8, 2022)

Swvl Holdings Corp

86,655,440 CLASS A ORDINARY SHARES,

5,933,333 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES AND

17,433,333 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-264416), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 86,655,440 Class A Ordinary Shares and (b) 5,933,333 Private Placement Warrants. In addition, this prospectus supplement and the Prospectus relate to the issuance of up to (a) 11,500,000 Class A Ordinary Shares issuable upon exercise of the Public Warrants and (b) 5,933,333 Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission (the “SEC”) on October 4, 2022.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “SWVL” and “SWVLW,” respectively. On October 3, 2022, the closing price for our Class A Ordinary Shares on Nasdaq was $0.84. On October 3, 2022, the closing price for our Warrants on Nasdaq was $0.03.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated October 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2022

Commission File Number: 001-41339

Swvl Holdings Corp

The Offices 4, One Central

Dubai World Trade Centre

Dubai, United Arab Emirates

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Announcement of Adjusted EBITDA Breakeven.

On October 4, 2022, Swvl Holdings Corp (“Swvl”) issued a press release announcing that 58% of its portfolio turned adjusted EBITDA positive or breakeven. A copy of the press release is attached hereto as Exhibit 99.1.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Swvl Announces 58% of its Portfolio Turns Adjusted EBITDA Breakeven.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SWVL HOLDINGS CORP

Date: October 4, 2022	By:	/s/ Youssef Salem
	Name:	Youssef Salem
	Title:	Chief Financial Officer

Exhibit 99.1

Swvl Announces 58% of its Portfolio Turns Adjusted EBITDA Breakeven

Egypt, Turkey, Germany, Kenya, and Jordan turned Adjusted EBITDA positive or breakeven in August

These 5 countries generated 58% of Swvl’s H1 2022 revenues

These countries represent the entirety of Swvl’s African operations and a majority of its European and Middle

Eastern operations

Both the direct to consumer and enterprise segments in these countries turned Adjusted EBITDA breakeven individually and in the aggregate

Swvl expects to breakeven at full portfolio level in Q4 of this year and at consolidated level, inclusive of central costs, next year

NEW YORK, October 4, 2022 /PRNewswire/ — Swvl Holdings Corp (“Swvl” or the “Company”) (NASDAQ: SWVL), a global provider of transformative tech-enabled mass transit solutions, today announced that operations in 5 of its 10 top countries by revenue, namely Egypt, Turkey, Germany, Kenya, and Jordan, turned Adjusted EBITDA positive or breakeven in August 2022.

Mostafa Kandil, Swvl Founder and CEO, said, “We continue to focus on maintaining rapid growth while improving profitability. Over the past few months, we managed to grow revenues 3.4x year-on-year and 1.3x quarter-over-quarter in Q2 2022 while now achieving Adjusted EBITDA breakeven across all of Africa and most of Europe and the Middle East.”

Youssef Salem, Swvl CFO, said, “With 58% of our portfolio turning Adjusted EBITDA neutral or positive, we believe that we are on track to turn cashflow positive in 2023. The countries achieving Adjusted EBITDA profitability include 3 of our organic markets and 2 markets we entered as a result of our recent acquisitions. We believe that the profitability of both the direct to consumer and enterprise segments in these countries demonstrates our ability to continue to grow, enhance margins and realize synergies across Swvl’s full organic and inorganic portfolio.”

About Swvl

Swvl is a global provider of transformative tech-enabled mass transit solutions, offering intercity, intracity, B2B and B2G transportation across > 20 countries. The Company’s platform provides complimentary semi-private alternatives to public transportation for individuals who cannot access or afford private options. Every day, Swvl’s parallel mass transit systems are empowering individuals to go where they want, when they want – making mobility safer, more efficient, accessible, and environmentally friendly. Customers can book their rides on an easy-to-use proprietary app with varied payment options and 24 / 7 access to high-quality private buses and vans.

Swvl was co-founded by Mostafa Kandil, who began his career at Rocket Internet, where he launched the car sales platform Carmudi in the Philippines, which became the largest car classifieds company in the country in just six months. He then served as Rocket Internet’s Head of Operations. In 2016, Kandil joined Careem, a ride-sharing company and the first unicorn in the Middle East. He supported the platform’s expansion into multiple new markets.

For additional information about Swvl, please visit www.swvl.com.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events and other statements that are not historical facts.

These statements are based on the current expectations of Swvl’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Swvl. These statements are subject to a number of risks and uncertainties regarding Swvl’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions, including but not limited to the economic and operational disruptions and other effects of the COVID-19 pandemic; the ability of Swvl to execute its growth strategy, manage growth profitably and retain its key employees; competition with other companies in the mobility industry; Swvl’s limited operating history and lack of experience as a public company; recent implementation of certain policies and procedures to ensure compliance with applicable laws and regulations, including with respect to anti-bribery, anti-corruption, and cyber protection; the risk that Swvl is not able to execute its portfolio optimization plan; the risk that Swvl is unable to attract and retain consumers and qualified drivers and other high quality personnel; the risk that Swvl is unable to protect and enforce its intellectual property rights; the risk that Swvl is unable to determine rider demand to develop new offerings on its platform; the difficulty of obtaining required registrations, licenses, permits or approvals in jurisdictions in which Swvl currently operates or may in the future operate; the fact that Swvl currently operates in and intends to expand into jurisdictions that are, or have been, characterized by political instability, may have inadequate or limited regulatory and legal frameworks and may have limited, if any, treaties or other arrangements in place to protect foreign investment or involvement; the risk that Swvl’s drivers could be classified as employees, workers or quasi-employees in the jurisdictions they operate; the fact that Swvl has operations in countries known to experience high levels of corruption and is subject to territorial anti-corruption laws in these jurisdictions; the ability of Swvl to maintain the listing of its securities on Nasdaq; Swvl’s acquisitions may not be beneficial to Swvl as a result of the cost of integrating geographically disparate operations and the diversion of management’s attention from its existing business, among other things; and other risks that will be detailed from time to time in filings with the U.S. Securities and Exchange Commission. The foregoing list of risk factors is not exhaustive. There may be additional risks that Swvl presently does not know or that Swvl currently believes are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide Swvl’s expectations, plans or forecasts of future events and views as of the date of this communication. Swvl anticipates that subsequent events and developments will cause Swvl’s assessments and projections to change. However, while Swvl may elect to update these forward-looking statements in the future, Swvl specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Swvl’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Statement Regarding Non-IFRS Measures

These remarks include references to Adjusted EBITDA, a non-IFRS financial measure. However, our presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as an alternative to, financial measures determined in accordance with IFRS. In addition, our presentation of Adjusted EBITDA may differ from any non-IFRS financial measure with a comparable name used by other companies.

Swvl uses Adjusted EBITDA for financial and operational decision-making and as a means to evaluate period-to-period comparisons, and Swvl’s management believes that Adjusted EBITDA provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of recurring core business operating results.

There are a number of limitations related to the use of non-IFRS financial measures. In light of these limitations, we provide specific information regarding the IFRS amounts excluded from Adjusted EBITDA and evaluate this non-IFRS financial measure together with its comparable financial measure in accordance with IFRS.

An explanation of Adjusted EBITDA can be found below:

Adjusted EBITDA is a non-IFRS financial measure calculated as loss for the year adjusted to exclude: (i) depreciation of property and equipment, (ii) depreciation of right-of-use assets, (iii) employee share-based payments charges, (iv) foreign exchange gains/losses, (v) provision for employees’ end of service benefits, (vi) indirect tax expenses, (vii) finance income, (viii) finance costs, (ix) transaction costs relating to the Business Combination and (x) tax.

Reconciliations between Adjusted EBITDA and its corresponding IFRS financial measure can be found below:

August 2022 ($m)	Egypt	Kenya	Jordan	Germany	Turkey
Loss for the period	(0.5)	(0.1)	(0.1)	(1.7)	(0.1)
Add: Depreciation of property and equipment	0.0	—	0.0	—	0.0
Add: Depreciation of right-of-use assets	0.1	—	0.0	—	0.0
Add: Amortization	—	—	—	1.2	—
Add: Provision for employees’ end of service benefits	—	—	—	—	0.0
Add: Indirect tax expenses	—	—	—	—	0.0
Add/Less: Tax	0.0	—	0.0	0.0	0.0
Add: Impairment of financial assets and provisions for credit losses	0.3	—	0.0	—	0.0
Less: Finance income	—	—	—	—	(0.0)
Add: Finance cost	0.1	0.2	0.0	0.8	0.0
Adjusted EBITDA	0.0	0.0	0.0	0.3	0.0

Investor Contact

Youssef Salem

Swvl CFO

Investor.relations@swvl.com